Exhibit
 Number                                                      Exhibit
 ------                                                       -------
(d)(1)(c) Management and Investment Advisory Agreement between Registrant and Ranson Capital Corporation ("Ranson") on behalf of The Nebraska Municipal Fund
                                                             Exhibit (d)(1)(c)

               MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT

     THIS MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT dated as of January
5, 1996 by and between RANSON MANAGED PORTFOLIOS (the "Fund"), a
Massachusetts Business Trust, and RANSON CAPITAL CORPORATION (the "Manager"), a Kansas corporation.

     1. (a) RETENTION OF MANAGER BY FUND. The Fund hereby employs the Manager to act as the investment adviser for and to manage the investment and reinvestment of the assets of The Nebraska Municipal Fund portfolio of the Fund in accordance with such portfolio's investment objective and policies and restrictions, and to administer its affairs to the extent requested by, and subject to the review and supervision of, the trustees of the Fund (the "trustees") for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of the Agreement and Declaration of Trust and By-Laws of the Fund as may from time to time be in force. The term "Fund" as used herein shall refer to either RANSON MANAGED PORTFOLIOS or any of the portfolios of the Fund as the context may require.

         (b) MANAGER'S ACCEPTANCE OF EMPLOYMENT. The Manager accepts such employment and agrees during such period to render such services, to supply investment research and portfolio management (including without limitation the selection of securities for the Fund to purchase, hold or sell and the selection of brokers through whom the Fund's portfolio transactions are executed, in accordance with the policies adopted by the Fund and its Board of Trustees), to administer the business affairs of the Fund, to furnish offices and necessary facilities and equipment to the Fund, to provide administrative services for the Fund, to render periodic reports to the Trustees of the Fund, and to permit any of its officers or employees to serve without compensation as Trustees or officers of the Fund if elected to such positions.

         (c) The Manager may, at its option, appoint a subadviser, which shall assume all or such responsibilities and obligations of the Manager pursuant to this Agreement as shall be delegated to the subadviser, provided, however, that any appointment of a subadviser and assumption of responsibilities and obligations of Manager by such subadviser shall be subject to approval by the Trustees of the Fund and, to the extent necessary, shareholders of the Fund. The Manager agrees to give the Fund prompt written notice of any termination of or notice to terminate any subadviser agreement.

         (d) INDEPENDENT CONTRACTOR. The Manager shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         (e) NON-EXCLUSIVE AGREEMENT. The services of the Manager to the Fund under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     2. (a) FEE. For the services and facilities described in Section 1, the Fund will pay to the Manager at the end of each calendar month an investment management fee equivalent on an annual basis to .50 of 1% of its average daily net assets.

         (b) EXPENSES PAID BY MANAGER. The Manager hereby agrees to pay all expenses of the Fund, including the Fund's management and investment advisory fee and the Fund's dividend disbursing, administrative and accounting services fee (but excluding taxes and brokerage fees and commissions, if any) that exceed 1.25% of the Fund's average daily net assets on an annual basis up to the amount of the management and investment advisory fee payable by the Fund to the Manager. All other expenses shall be paid by the Fund. From time to time and subject to discontinuance at any time, the Manager may voluntarily assume certain expenses of the Fund. Organizational costs borne by the Manager to the Fund will be amortized and reimbursed to the Manager by the Fund over a 60-month period.

         (c) DETERMINATION OF NET ASSET VALUE. The net asset value of the Fund shall be calculated as of 3:14 p.m. Wichita time or the closed of the New York Stock Exchange, whichever is earlier, on each day the Exchange is open for trading or as of such other time or times as the Trustees may determine in accordance with the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund as from time to time in force and in accordance with the provisions of the Investment Company Act of 1940. For the purpose of the foregoing computations, on each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such share as of the close of business on the last day on which such calculation was made.

         (d) PRORATION. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Manager's fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

     3. EXPENSES. In addition to the fee of the Manager, the Fund shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Fund's securities or other property, for keeping its books of account, for any other charges of the custodian and for calculating the net asset value of the Fund as provided in the Agreement and Declaration of Trust of the Fund. The Manager shall not be required to pay, and the Fund shall assume and pay, the charges and expenses of its operations, including compensation of the Trustees (other than those affiliated with the Manager and other than those affiliated with the distributors of the Fund, if the distributors have agreed to pay such compensation), charges and expenses of independent accountants, of legal counsel and of any transfer or dividend disbursing agent, costs of acquiring and disposing of portfolio securities, interest (if any) on obligations incurred by the Fund, costs of share certificates, membership due in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, costs of registering shares of the Fund under the Federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of corporate documents or otherwise. The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Manager without first obtaining the written approval of the Manager. The Manager shall arrange, if desired by the Fund, for officers or employees of the Manager to serve, without compensation from the Fund, as Trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

     4. INTERESTED PERSONS. Subject to applicable statutes and regulations, it is understood that Trustees, officers, shareholders and agents of the Fund are or may be interested in the Manager as directors, officers, shareholders and agents or otherwise, and that the directors, officers, shareholders and agents of the Manager may be interested in the Fund as Trustees, officers, shareholders, agents or otherwise.

     5. LIABILITY. The Manager shall not be liable for any error of judgment or of law, or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     6. (a) TERM. This Agreement shall become effective on the date hereof and shall remain in full force until the second anniversary of the date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the Investment Company Act of 1940.

         (b) TERMINATION. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by the Manager on sixty
(60) days written notice to the other party. The Fund may effect termination by action of the Trustees or by vote of a majority of the outstanding shares of The Nebraska Municipal Fund series, accompanied by appropriate notice. This Agreement may be terminated at any time without the payment of any penalty and without advance notice by the Trustees or by vote of a majority of the outstanding shares of The Nebraska Municipal Fund series in the event that it shall have been established by a court or competent jurisdiction that the Manager or any officer or director of the Manager has taken any action which results in a breach of the covenants of the Manager set forth herein.

         (c) PAYMENT UPON TERMINATION. Termination of this Agreement shall not affect the right of the Manager to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or other vise, the remainder shall not be thereby affected.

     8. NOTICES. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     9. all parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust dated August 10, 1990, and all amendments thereto, all of which are on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund. With respect to any claim by Manager for recovery of that portion of the investment management fee
(or any other liability of the Fund arising hereunder) allocated to a particular portfolio, if there is more than one, whether in accordance with the express terms hereof or other vise, the Manager shall have recourse solely against the assets of that portfolio to satisfy such claim and shall have no recourse against the assets of any other portfolio for such purpose.

IN WITNESS WHEREOF, the Fund and the Manager have caused this Agreement to be executed on the day and year first above written.


                          RANSON MANAGED PORTFOLIOS



                          By:/s/Robert E. Walstad
                             ----------------------
                             Robert E. Walstad
                             President


                          RANSON CAPITAL CORPORATION


                          By: /s/Robert E. Walstad
                             -----------------------
                             Robert E. Walstad
                             President